UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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VASCO Data Security International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2017

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation (“Company”), will be held on Wednesday, June 14, 2017, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors;

2. To hold an advisory vote on executive compensation;

3. To hold an advisory vote on the frequency of future advisory votes on executive compensation;

4. To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

5. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge at this time of any other business to be presented or transacted at the meeting.

The Board of Directors recommends that you vote FOR each proposal set forth in this Notice of Annual Meeting of Stockholders and Proxy Statement. Stockholders of record on April 25, 2017 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

Our Annual Report to Stockholders for 2016 is also enclosed.

By Order of the Board of Directors,

Steven R. Worth
Secretary

Oakbrook Terrace, Illinois

April 25, 2017

You are cordially invited and urged to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. You may revoke your proxy at any time before it is voted at the Annual Meeting.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 14, 2017

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company, “VASCO,” “we,” “us” or “our”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 14, 2017, commencing at 10:00 a.m., local time, at our principal executive offices located at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. Directions may be obtained by calling (630) 932-8844. Holders of record of shares of our common stock at the close of business on April 25, 2017, will be entitled to vote on all matters to properly come before the Annual Meeting. Each share of common stock that you own entitles you to one vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder

Meeting To Be Held on June 14, 2017:

The Company’s Proxy Statement and Annual Report to Stockholders (including our Annual Report on Form 10-K) are available at: http://www.vasco.com/investors.

If you received a notice of internet availability of proxy materials (“E-Proxy Notice”) by mail or electronically, you will not receive a printed copy of the Proxy Statement or Annual Report unless you specifically request one. Instead, the E-Proxy Notice provides instructions on how you may access and review our proxy materials. The E-Proxy Notice also instructs you on how you may submit your proxy via the Internet. If you received the E-Proxy Notice and would still like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice. On or about May 1, 2017, we will begin mailing printed copies of our proxy materials to certain of our stockholders and the E-Proxy Notice to all other stockholders.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2016 has been included in the mailing of this Proxy Statement and our E-Proxy Notice provides instructions to access our Annual Report through the internet. We recommend that you review it for financial and other information. It is not intended to be a part of the proxy soliciting material. The Annual Report includes, among other information, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. You can also review and download a copy of VASCO’s Annual Report on Form 10-K by accessing our website, www.vasco.com/investors, or you can request paper copies, without charge, by writing to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to:

1.	To elect five directors to serve on the Board of Directors (Proposal 1);

2.	To hold an advisory vote on executive compensation (Proposal 2);

3.	To hold an advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3);

4.	To ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 4); and

5.	To transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of common stock at the close of business on April 25, 2017 are entitled to notice of and to vote at the Annual Meeting. As of April 25, 2017, there were 40,197,960 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for Proposals 1 and 3, and the affirmative vote of a majority of the votes cast and entitled to vote thereon will be required for Proposals 2 and 4. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed under Proposal 1. Stockholders may vote for or against, or abstain from voting on, Proposals 2 and 4. Stockholders have the option of voting for three years, two years, one year or abstain from voting on Proposal 3. Abstentions and withheld votes will be counted by the election inspector in determining whether a quorum is present.

With respect to Proposal 1, each nominee must receive a plurality of the votes cast and entitled to vote, and any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results pursuant to the Company’s majority vote policy, more fully described in Proposal No. 1, below. Under the majority vote policy, abstentions and broker non-votes will not have an impact on the election of directors.

With respect to Proposal 2 that requires the approval of a majority of the votes cast and entitled to vote thereon, abstentions will have the same effect as voting against such proposal.

With respect to Proposal 3, for which one of the three options must receive a plurality of the votes cast and entitled to vote for such option to be deemed approved, withheld votes will have no effect on the outcome of the vote.

With respect to Proposal 4, which require the approval of a majority of the votes cast and entitled to vote thereon, abstentions will have the same effect as voting against such proposal.

Broker non-votes will also be counted by the election inspector in determining whether a quorum is present. Broker non-votes are proxies received from brokers when the broker has neither received voting instructions from the beneficial owner nor has discretionary power to vote on a particular proposal. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on the election of directors or the approval of any proposal considered at the Annual Meeting. Brokers are subject to the rules of the New York Stock Exchange (“NYSE”), and the NYSE rules provide that brokers only possess discretionary power to vote on matters that are considered routine, such as the ratification of the independent registered public accounting firm described in Proposal 4. In contrast, brokers do not have discretionary authority to vote shares held in street name on non-routine matters. Under the NYSE rules, the election of directors is not considered a routine matter. As a result, with respect to Proposal 1, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. With respect to Proposal 4, brokers have the discretionary authority to vote shares held in street name even if they do not receive voting instructions from the beneficial owner. Additionally, as the matters under consideration in Proposal 2 and Proposal 3 are non-routine matters, shares held in street name will not be voted unless the broker is given voting instructions by the beneficial owner. However, because each nominee under Proposal 1 and one of the three options under Proposal 3 must receive a plurality of shares entitled to vote and represented in person or by proxy, broker non-votes will have no effect on the outcome of the votes on Proposal 1 and Proposal 3.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted:

1.	FOR the election of all nominees for election as director as listed herein;

2.	FOR the approval of executive compensation;

3.	THREE YEARS for the frequency of our future advisory votes on executive compensation;

4.	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and

5.	In accordance with the judgment of the persons named in the proxy as to such, other matters as may properly come before the Annual Meeting.

Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered prior to June 14, 2017 to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

Alternatively, hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Stockholders are being asked to elect five directors. All of the director nominees will be elected at the Annual Meeting. Each director will serve until the annual meeting in 2018, until a qualified successor director has been elected, or until he or she resigns, dies or is removed.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, John N. Fox, Jr., Jean K. Holley, T. Kendall Hunt and Matthew Moog, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if unforeseen circumstances (for example, death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the persons listed in the enclosed proxy will vote your proxy, if properly executed and returned and unrevoked, for such other person or persons, or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors but under the majority voting policy in the VASCO Corporate Governance Guidelines, any director nominee who receives a greater number of withhold votes than affirmative votes in an uncontested election is expected to tender to the Board his or her resignation promptly following the certification of election results. Under the plurality voting standard and our majority voting policy, abstentions and broker non-votes will not have an impact on the election of directors.

The Board of Directors recommends that the stockholders vote “FOR” each of the nominees listed herein.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Stockholders are being asked to approve an advisory resolution on the Company’s compensation of its named executive officers as reported in this Proxy Statement. We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate, how they are designed to achieve our compensation objectives and what compensation decisions our Compensation Committee made with respect to our named executive officers. We believe that our compensation programs are aligned with our strategic objectives and address evolving concerns in the very competitive technology industry. Most importantly, we believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our stockholders.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules promulgated by the Securities and Exchange Commission (the “SEC”) and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2017 Annual Meeting of Stockholders:

RESOLVED, that the stockholders approve the compensation of the named executive officers of VASCO Data Security International, Inc. as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and carefully consider the voting results when evaluating our executive compensation programs.

The Board of Directors recommends that the stockholders vote “FOR” the approval of the Advisory Resolution on Executive Compensation.

PROPOSAL 3

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Stockholders are being asked to recommend, in a non-binding vote, whether the advisory stockholder vote on the compensation of our named executive officers should occur every one, two or three years. While this vote is non-binding, we value the opinions of our stockholders and will consider the outcome of the vote when considering the frequency of future advisory stockholder votes on executive compensation.

We believe a three-year frequency for the advisory stockholder vote on executive compensation is most consistent with the objectives of our executive compensation programs.

•

Our compensation programs are designed to reward both annual and long-term performance. We believe that a three-year time horizon provides stockholders with an appropriate measuring period for whether our executive compensation programs are achieving their objectives. In addition, because the Summary Compensation Table provides three years of compensation history, stockholders can view and compare compensation and performance trends since the last stockholder advisory vote.

•

A triennial advisory vote on executive compensation allows the Board of Directors and Compensation Committee time to evaluate the results of the most recent advisory vote on executive compensation, discuss the implications of that vote with the stockholders, and develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation.

•

We encourage stockholders to contact the Board of Directors regarding executive compensation and other governance matters through the Chairman of the Compensation Committee. Thus, we view the advisory vote as an additional, but not exclusive, means for our stockholders to communicate their views on our executive compensation program.

•

Executive compensation is set by our Compensation Committee composed of entirely independent directors and our executive compensation programs are underpinned by strong governance features. This ensures that executive compensation continues to align appropriately with long-term stockholder interests and the Company’s performance in years no stockholder advisory vote is presented.

Stockholders will be able to specify one of four choices for this proposal on their proxy: three years, two years, one year or abstain. This is an advisory vote and the Board of Directors and the Compensation Committee will review the results of the vote and consider those results in making a determination on the frequency of future advisory votes.

The Board of Directors recommends that the stockholders vote “THREE YEARS” with respect to how frequently an advisory vote on the compensation of our named executive officers should occur.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

KPMG LLP served as independent registered public accounting firm for the fiscal year ended December 31, 2016 and has acted as independent registered public accounting firm for the Company, and its predecessor, VASCO Corp., since 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends that the stockholders vote “FOR” the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND MANAGEMENT

Except as otherwise indicated below, the table below sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, for (i) each of our directors, (ii) each of our named executive officers, (iii) all directors and executive officers as a group, and (iv) each person or entity known by VASCO to beneficially own more than 5% of the outstanding shares of common stock. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them unless otherwise indicated. For purposes of the table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date that such person has the right to acquire within 60 days after such date.

Name of beneficial owner	Amount and nature of beneficial ownership(1)		Percent of class
Executive Officers and Directors
T. Kendall Hunt	9,168,745	(2)	22.80%
Scott Clements	147,990		*
Mark S. Hoyt	77,651		*
Jan Valcke	416,825		1.04%
Michael P. Cullinane	177,960		*
John N. Fox	97,460		*
Jean Holley	101,675		*
Matthew Moog	41,266		*
All Executive Officers and Directors as a group (8 persons)	10,229,572		25.44%
5% Stockholders
BlackRock, Inc.	3,414,316	(3)	8.49%

*	Ownership is less than 1%.

(1)	The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days after March 31, 2017, including through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity. As of March 31, 2017, there were 40,208,435 shares of common stock outstanding.

(2)	Includes 1,011,300 shares held in the Barbara J. Hunt Marital Trust. The amount also includes 200,000 shares held by T. Kendall Hunt’s spouse as to which shares Mr. Hunt disclaims beneficial ownership. Further, the amount includes 100,000 shares held in the T. Kendall Hunt and Barbara J. Hunt Charitable Remainder Trust as to which Mr. Hunt disclaims beneficial ownership to the extent he does not have a pecuniary interest. The address of T. Kendall Hunt is 1901 S. Meyers Road, Oakbrook Terrace, IL, 60181.

(3)	Based solely on a Schedule 13G/A filed on January 27, 2017 by this beneficial owner. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10022.

The following table sets forth shares of our common stock that were authorized to be issued as of December 31, 2016 under the Company’s 2009 Equity Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0.00	6,160,565
Equity compensation plans not approved by security holders	not applicable	not applicable	not applicable
Total	0	$0.00	6,160,565

(1)	Subject to adjustment for stock dividends, stock splits and other similar events, a maximum of 6,160,565 shares of common stock was available for issuance under the 2009 Equity Plan as of December 31, 2016.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors who are nominated for the election and our executive officers appear below.

T. KENDALL “KEN” HUNT—Mr. Hunt is our founder, Chairman of the Board and Chief Executive Officer. Mr. Hunt has served as Chairman of the Board since the Company’s incorporation in 1997, and currently serves a one-year term. He was our Chief Executive Officer from 1997 through 1999 and returned as CEO in November 2002. He served as a member of the Board of Directors of Global Med Technologies, Inc. from March 2006 until April 2010 and RedRoller Holdings, Inc. from December 2007 until December 2008. He holds an MBA from Pepperdine University, Malibu, California, and a B.B.A. from the University of Miami, Florida. Mr. Hunt is 73 years old.

Mr. Hunt has extensive experience in international business, internet and network security, and the acquisition and development of businesses in the United States and Europe. His leadership, as Chief Executive Officer of VASCO, provides him with intimate knowledge of our operations and corporate strategy.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since April 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and our Corporate Governance and Nominating Committee. From May 2008 through September 2013, Mr. Cullinane served as Executive Vice President and Chief Financial Officer of SilkRoad, Inc., a cloud-based software company in the human capital management space. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer of Lakeview Technology Inc. from January 2005 to July 2007. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. Mr. Cullinane received a BBA from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 67 years old.

Mr. Cullinane has an extensive finance, accounting and technology background, having served as chief financial officer of four technology companies, two of which were publicly traded. He provides the Board with unique insights into the Company’s growth strategies, global financial and accounting matters, and operations.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and our Corporate Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Since 2007, Mr. Fox has been a director of Cognizant Technology Solutions Corporation where he serves as the Chairman of the Compensation Committee and is a member of the Nominating and Governance Committee. Mr. Fox received his BA degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 74 years old.

Mr. Fox has extensive global business experience having served as vice chairman and global director of an internationally prominent consulting firm. He has over 34 years of experience advising clients on large scale, complex transactions, including strategic initiatives, new business models, reengineered business processes, merger integration and organizational change. He provides the Board with the perspective of an executive with direct project management, staffing, compensation and organizational process experience.

JEAN K. HOLLEY—Ms. Holley has been a director since August 2006 and currently serves a one-year term. She is Chair of the Corporate Governance and Nominating Committee and a member of the Audit Committee and Compensation Committee. Ms. Holley has been serving as Group Senior Vice President and Chief Information Officer for Brambles Limited, the world’s leading provider of pallet and container pooling solutions and provider of information management solutions, since September 2011. From April 2004 until August 2011, Ms. Holley served as the Executive Vice President and Chief Information Officer for Tellabs, Inc., a company that designs, develops, deploys and supports telecommunications networking products around the world. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation from 1999 to 2003. Prior to that, she served as Senior IT Director for Waste Management, Inc. Ms. Holley holds a BS in Computer Science/Electrical Engineering from Missouri University Science & Technology, and a MS in Computer Science/Engineering from Illinois Institute of Technology in Chicago. Ms. Holley is 58 years old.

Ms. Holley has an extensive background in information technology (IT) and engineering, global operations and manufacturing, corporate strategy and product development, having served as the chief information officer of two public companies. She brings to the Board the perspective of a technology executive with many years of experience in operations, communications strategy planning, product development, IT capabilities and data security.

MATTHEW MOOG—Mr. Moog has been a director since December 2012 and currently serves a one-year term. He is a member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Mr. Moog is CEO of Power Reviews, Inc., a leading consumer ratings and reviews service. In this role, Mr. Moog is responsible for leading the company to create innovative products and services that help consumers make smart decisions and help businesses gain valuable feedback. In addition, Mr. Moog is Founder of Built In, a network of regional online communities that connect, educate, and promote digital entrepreneurs and innovators. Mr. Moog is also the founder of the FireStarter Fund, an early stage investment fund focused on digital technology companies, and chaired the project to launch 1871, a 50,000 square foot co-working center for technology startups in Chicago. Mr. Moog holds a BA in Political Science from the George Washington University. Mr. Moog is 47 years old.

Previously, Mr. Moog served as President and CEO of publicly traded Q Interactive, EVP Sales and Marketing at CoolSavings, Inc. the predecessor to Q Interactive and Business Development Manager at Microsoft. Mr. Moog brings to the Board the perspective of a technology executive with many years of experience in sales, business development, product development, cloud computing, capital allocation and executive management.

Executive Officers

SCOTT CLEMENTS—Mr. Clements is our President and Chief Operating Officer and has held this position since November 2016. Mr. Clements joined the Company in 2015 as Executive Vice President and Chief Strategy Officer. Prior to joining VASCO, Mr. Clements spent 11 years at Tyco International and was most recently Corporate Senior Vice President, Business Development focused on technology acquisitions in 2015. Mr. Clements served as President of Tyco Retail Solutions from 2007 to 2014 and as Tyco’s Chief Technology Officer from 2012 to 2014. Before joining Tyco, Mr. Clements spent a decade at Honeywell International in domestic and international financial and operational leadership roles. Mr. Clements received a BS in Chemical Engineering and Advanced Process Control from The Ohio State University and an MBA in Finance and Corporate Strategy from the University of Michigan in Ann Arbor. Mr. Clements is 54 years old.

MARK HOYT—In November 2015, the Board of Directors appointed Mark Hoyt to the positions of Chief Financial Officer and Treasurer. Mr. Hoyt joined the Company in October 2015. Prior to joining the Company, Mr. Hoyt was the Chief Financial Officer of Groupon, Inc. operations in Europe, Middle East and Africa, based in Switzerland from 2012 to 2015, and from 2010 to 2012, he was Vice President of International Financial Operations of Groupon, Inc. based in Chicago. Mr. Hoyt is a CPA and began his career at PricewaterhouseCoopers, followed by international positions at Motorola, Inc. and CareerBuilder. Mr. Hoyt holds an MBA from the University of Chicago Booth School of Business and a BS in Accountancy from Miami University. Mr. Hoyt is 49 years old.

JAN VALCKE— Mr. Valcke was our President and Chief Operating Officer from 2002 until his retirement in November 2016. Mr. Valcke had been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of the Board of Directors of Digiline. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 62 years old.

Meetings of the Board of Directors

The Board of Directors met 10 times during 2016. Each incumbent director attended at least 90% of the meetings of the Board and the meetings held by all committees on which he or she served in 2016, in the aggregate. As part of their duties, the directors are expected to attend the annual meetings of stockholders. Each of the directors attended last year’s annual meeting.

The Board of Directors presently has three standing committees, the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee, each of which is described more fully below.

Board Independence

Our Board of Directors conducts an annual review as to whether each of our directors meets the applicable standards of the NASDAQ Stock Market Rules. Our Board of Directors has determined that each of the current directors and director nominees, other than T. Kendall Hunt, has no material relationship with VASCO other than as a director and is independent within the listing standards of NASDAQ. In making its independence determinations, the Board of Directors has broadly considered all relevant facts and circumstances and has concluded that there are no transactions or relationships that would impair the independence of any of the directors or director nominees, other than T. Kendall Hunt.

Board Leadership Structure

The current leadership structure of the Company provides for the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors. T. Kendall Hunt, the founder of VASCO, serves as both our Chairman of the Board and Chief Executive Officer. At this time, the Board believes that in light of the Company’s size, the nature of our business and the need for both a strong business and technical knowledge base in its decision-making, the combination of these roles serves the best interests of VASCO and our stockholders. As the founder of VASCO, Mr. Hunt is uniquely qualified to lead our Board and to ensure that critical business issues are brought before the Board. We also believe that the combination of the roles of the Chief Executive Officer and the Chairman of the Board of Directors is appropriate in light of the independent oversight of the Board. Although the Board has not designated a lead independent director, the Company has a long history of strong independent directors, with four of the five current members of the Board being independent. Our independent directors regularly meet in executive session without the presence of management or Mr. Hunt. In addition, the Audit, Compensation and Corporate Governance and Nominating Committees are comprised solely of independent directors. The Board regularly reviews the Company’s leadership structure and reserves the right to alter the structure as it deems appropriate.

The Board’s Role in Risk Oversight

The Board of Directors is primarily responsible for overseeing the assessment and management of the Company’s risk exposure and does so directly and through each of its committees. The Board of Directors and each of its committees regularly discuss with management the Company’s major risk exposures, the potential financial impact such risks may have on the Company, and the steps the Company must take to manage any such risks. The Audit Committee oversees the Company’s risks and exposures regarding financial reporting and legal compliance. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Corporate Governance and Nominating

Committee oversees risks related to succession planning and compliance with our Corporate Governance Guidelines and Code of Conduct and Ethics. As necessary or appropriate, the Board and its committees may also retain outside legal, financial or other advisors. The Board reviews the Company’s overall risk management program at least annually. Throughout the year, management updates the Board and relevant committees about factors that affect areas of potential significant risk. We believe that this is an effective approach for addressing the risks faced by VASCO and that our Board’s leadership structure, which combines the roles of the Chief Executive Officer and the Chairman of the Board of Directors, also supports this approach by providing a greater link between the Board and management.

Communications with Directors

Stockholders may send communications to the Board of Directors at the Company’s address, 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181. Any such communication addressed to a specific Board member and designated as “Confidential” will be delivered unopened to the specific Board member. If a communication is addressed to the Board as a whole and designated as “Confidential,” the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at its next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established the Corporate Governance and Nominating Committee with authority, responsibility, and specific duties as described in the Corporate Governance and Nominating Committee Charter. A copy of the charter is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage. The primary function of this committee is to assist the Board in:

•	Determining the appropriate structure of the Board, including committees;

•	Evaluating the performance of the Board and management;

•	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

•	Providing oversight of management succession plans;

•	Providing oversight of the Corporate Governance Guidelines; and

•	Providing oversight of the Code of Conduct and Ethics.

The Corporate Governance and Nominating Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. VASCO does not have a formal policy with respect to diversity. However, the Board believes that it is essential that VASCO’s Board members represent diverse viewpoints, with a broad array of business experiences, professions, skills and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders.

The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The committee applies the same criteria described above to nominees recommended by stockholders.

The Corporate Governance and Nominating Committee is comprised of three or more directors, each of whom must be an independent director, as defined by the NASDAQ Stock Market Rules. The members of the committee are elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors are duly elected and qualified. The members of the Corporate Governance and Nominating Committee are Jean K. Holley (Chair), Michael P. Cullinane, John N. Fox, Jr., and Matthew Moog. The Corporate Governance and Nominating Committee met three times during 2016.

Compensation Committee

The Compensation Committee of VASCO’s Board of Directors is composed of three or more independent directors as determined in accordance with applicable rules of the Nasdaq Stock Market and the SEC and applicable rules under the Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage. The Compensation Committee acts on behalf of our Board of Directors to establish the compensation of VASCO’s named executive officers and makes recommendations to the Board regarding compensation of our non-employee directors. The Compensation Committee oversees risk management relating to our overall incentive compensation programs, including those for senior management. The Compensation Committee administers the Company’s 2009 Equity Plan and the VASCO Data Security International, Inc. Executive Incentive Compensation Plan (the “Executive Incentive Compensation Plan”). The members of the Compensation Committee are John N. Fox, Jr. (Chairman), Michael P. Cullinane, Jean K. Holley, and Matthew Moog. The Compensation Committee met six times during 2016.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Exchange Act, is composed of three or more independent directors, as required by the NASDAQ Stock Market Rules, who also meet the additional independence standards required for audit committee members. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the charter is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley, and Matthew Moog. The Board of Directors has determined that Messrs. Cullinane and Moog qualify as audit committee financial experts and has designated them as such. Each year, the Audit Committee recommends the selection of the independent registered public accounting firm to the Board of Directors. We are not required under our charter or Bylaws to submit the selection of the independent registered public accounting firm to a vote of the stockholders. The Audit Committee met 11 times during 2016.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee held discussions with management and KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and KPMG LLP. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 61, as amended, (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. These matters included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communication with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee further considered whether the provision by KPMG LLP of the non-audit services described below is compatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman
John N. Fox, Jr.
Jean K. Holley Matthew Moog

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, VASCO’s independent registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Audit Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Audit Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Audit Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit services, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to our independent registered public accounting firm, KPMG LLP, for services rendered in 2016 and 2015:

Audit Fees: The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements, the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings were $1,495,914 for the fiscal year ended 2016 and $954,471 for the fiscal year ended 2015.

Audit-Related Fees: There were fees of $25,000 billed for audit-related services in 2016. In 2015, aggregate fees billed by KPMG LLP for audit-related services were $141,568 related to due diligence performed as part of the acquisition of Silanis Technology Inc.

Tax Fees: The aggregate fees billed by KPMG LLP for tax compliance and tax advice were $9,334 in 2016 and $5,125 in 2015. The 2016 and 2015 fees relate to foreign subsidiary tax services.

All Other Fees: There were $52,254 of other fees billed by KPMG in 2016 associated with services to issue Statement on Standards for Attestation Engagements (SSAE) 16 reporting. No other fees were billed by KPMG LLP for 2015.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG LLP. The Committee is authorized by its Charter to review and pre-approve the audit plan and all other audit and permitted non-audit services, and related fees or other compensation to be paid to KPMG LLP. The Audit Committee pre-approved all of the above fees for both 2016 and 2015.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

COMPANY RESULTS

VASCO’s revenue from continuing operations for 2016 decreased by 20% to $192.3 million from $241.4 million in 2015, and in 2015 increased by 20% over 2014.

The variability of revenue in each year, 2016 to 2015 and 2015 to 2014, reflect, among other factors, the transactional nature of our business where the absolute amount of revenue reported in any given period is a reflection of the often large transactions closed in that period. Specifically, with regards to the comparison of revenue in 2015 to 2014, the increase in revenues reflected an increase in hardware products sold to banking market customers and a small decrease in revenues from enterprise and application security market customers. In contrast, our revenue decrease from 2015 to 2016 reflected a decrease in large hardware product transactions offset by substantial growth in our software solutions, primarily our eSignLive e-signature solution and DIGIPASS for Apps mobile application security solution. Our consolidated gross profit for 2016 also decreased 9% from 2015 while our gross profit margin increased to 68% in 2016 compared to 60% in 2015.

Our results did not meet the performance targets established by the Compensation Committee at the beginning of 2016 for annual cash incentive compensation and for long-term performance based equity incentive compensation. As a result, our named executive officers did not receive a cash bonus for 2016 and did not earn their one-year performance based equity. The Summary Compensation Table below reflects the total compensation earned by our named executive officers for 2016.

EXECUTIVE COMPENSATION PRACTICES

WHAT WE DO

Reward performance, both annual and long-term, through incentive compensation.

Balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results.

Utilize performance-based equity to align the long-term interests with those of our shareholders.

Have significant stock holdings by named executive officers.

Clawbacks under plans and grant agreements.

Multi-year vesting of equity awards.

WHAT WE DO NOT DO

No excessive perquisites for our named executive officers.

No special executive retirement programs that are specific to our named executive officers.

No hedging transactions or short sales allowed.

Consistent with our Compensation Program and Philosophy described below, the Compensation Committee designed 2016 total compensation potential for our named executive officers based largely on incentive compensation. Compensation is designed to create incentives for strong operational performance and for the long-term growth and value of the Company, thereby closely aligning the interests of management with the interests of our shareholders.

The majority of our named executive officers’ target compensation was at risk in the form of performance-based cash bonus and equity awards. Performance targets for the 2016 annual cash bonus were based on VASCO’s annual budget and performance targets for the equity incentives were based on one-year and three-year revenue targets. Failure to meet the targets would result in reduced or no payment of cash bonus or issuance of shares. Overachievement of targets would result in the payment of cash or issuance of stock above the targeted amounts, subject to maximums.

Base salaries for named executive officers were not changed in 2016.

The annual cash bonus opportunity for the named executive officers was based 75% on the achievement of a one-year revenue growth target and 25% on achievement of a target for annual operating income excluding amortization. The calculations of revenue and operating income for these purposes excluded revenue from acquisitions completed during 2016. The annual revenue and operating income targets were based on VASCO’s annual operating budget and performance at the target level was expected when the targets were set. As discussed more fully below, VASCO’s results in 2016 did not meet the cash bonus targets.

The long-term equity incentive awards for 2016 were all performance-based awards and were based 50% on the achievement of a one-year revenue target, and 50% on the achievement of a revenue target for the three-year period ending December 31, 2018. Following achievement of the one-year revenue performance target, the earned restricted performance shares would be further subject to time-based vesting at the rate of an additional 25% per year for three years. The revenue target used for the one-year performance shares was the same as the revenue target used for annual cash incentive compensation in 2016, which was not met. If the three-year target is achieved, the performance shares will vest immediately. As discussed below, VASCO did not meet the one-year performance share target, and the three-year measurement period will not be completed until the end of 2018.

OVERVIEW OF COMPENSATION PROGRAM AND  PHILOSOPHY

The following Compensation Discussion and Analysis describes the material components of compensation for our named executive officers who are as follows:

•	Chairman and Chief Executive Officer- Mr. Hunt (CEO);

•	President and Chief Operating Officer- Mr. Clements (COO);

•	Retired President and Chief Operating Officer- Mr. Valcke (Retired or Former COO); and

•	Chief Financial Officer and Treasurer- Mr. Hoyt (CFO).

Mr. Clements became a named executive officer upon his succession to Mr. Jan Valcke in November 2016. Because Mr. Valcke was a named executive officer for a portion of 2016, he is also included in this section as a named executive officer.

We operate in the very competitive global technology industry, specializing in cyber security, antifraud, e-signature and related hardware and software solutions, which are subject to constant change and require market-leading innovation and management. To succeed in this environment, VASCO is required to attract, motivate, reward and retain highly talented and experienced executives and key employees.

Accordingly, the Compensation Committee is guided by the following principles:

•

Compensation should be based on the level of job responsibility, individual performance and Company performance. The greater the level of responsibility, the greater the proportion of compensation that should be linked to Company performance and stockholder returns, because of a greater ability to affect Company results.

•

Compensation should be aligned with the value of the job in the marketplace and should be designed to allow VASCO to attract, motivate and retain the caliber of executive talent that we require to succeed in our industry.

•

Compensation should reward performance, both annual and long-term. Accordingly, the Compensation Committee believes that a substantial portion of an executive officer’s compensation should be subject to achieving measurable performance criteria that are linked directly to the Company’s strategy and to stockholder value, and that a substantial portion of that performance-based compensation should be paid in the form of equity.

•

Exceptional performance, both for the individual and for VASCO, should be rewarded with a high level of performance-based compensation; likewise, when performance fails to meet expectations or lags benchmarks set by the Compensation Committee, the result should be compensation at a lower level.

•	Performance-based compensation should be based on measures that are simple to understand and that are directly tied to the Company’s long-term strategies and operational goals.

•

The objectives of pay-for-performance must be balanced with retention of key employees whose knowledge and experience are important to our long-term strategies and success. Even in periods of temporary downturns in Company performance, the level of compensation should ensure that our executives would remain motivated and committed to VASCO and the execution of our long-term strategies.

We use compensation data for a peer group of companies as a reasonableness standard in determining the types and amounts of compensation we believe are appropriate for our named executive officers. We do not target a percentile range within the peer group. The total targeted compensation of our CEO, former COO and CFO, respectively, were in the second quartile, third quartile, and second quartile for 2016. The total targeted compensation for our current COO was not analyzed in the same way at the start of 2016 because Mr. Clements was not a named executive officer at the time. Mr. Clements’ compensation package did not change upon his appointment as COO in November 2016. However, his new role was taken into account by the Compensation Committee in determining his compensation package for 2017, including a base salary increase from $365,000 to $400,000 per year effective January 1, 2017.

We believe that our approach to setting targets with multiple performance measurement metrics assists in mitigating excessive risk-taking that could harm VASCO’s value or reward poor judgment by our executives. We have allocated compensation among base salary and short and long-term compensation opportunities in such a way as to not encourage excessive risk taking, but to reward meeting strategic company goals that should enhance shareholder value over time. In addition, we believe that the mix of equity awards granted under our long-term incentive program, which includes awards with multi-year vesting, as well as the significant equity holdings of our named executive officers, also mitigates against risk that would not be justified by a longer-term investment horizon.

We do not consider the value of past awards when determining current compensation. Rather, our responsibility in setting compensation is to ensure that the expected values of the equity grants at the time they are received are reasonable.

THE COMPENSATION COMMITTEE’S PROCESSES  AND PRACTICES

The Compensation Committee of our Board of Directors makes all determinations regarding the compensation of VASCO’s named executive officers including the evaluation and approval of compensation plans, policies and programs offered to our named executed officers. The Compensation Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Compensation Committee has the authority to engage its own independent advisor to assist in carrying out its responsibilities under its charter.

Consideration of Company and Industry Performance

The Compensation Committee took into account the Company’s performance during 2015, its 2016 budget, and long-term strategy as well as an analysis of its peer group in its compensation decisions, as described below:

•

Assessment of VASCO’s Performance. In 2016, we provided incentive compensation that would compensate the named executive officers for overall growth in VASCO’s business. We provided annual performance-based incentive cash compensation measured against the growth of our overall business in all sectors. Our annual cash bonus targets were based on total revenue and operating income excluding amortization. For the named executive officers’ performance-based equity compensation, we used a one-year revenue target as the Company’s performance measure for one half of the potential long-term incentive award, and a three-year revenue performance target that will be measured at December 31, 2018, for the other half of the potential long term incentive award. The annual revenue target was based on the approved operating budget for 2016, and the three-year revenue target was set assuming growth over the three-year performance period.

•

Annual Performance Goals and Annual Assessments of Individual Performance. During February of each year, each of the named executive officers proposes for consideration by the Compensation Committee, annual goals (both individual and Company objectives) to be accomplished in the year. These goals are aligned with key Company strategic initiatives for the year. The proposed goals of each named executive officer, other than our CEO, are reviewed and discussed by the individual and our CEO before they are presented to the Compensation Committee. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee often seeks further input from our CEO in establishing the annual performance goals for the other named executive officers. The proposed annual goals are reviewed, adjusted as the Compensation Committee considers appropriate and approved by the Compensation Committee. Progress is reviewed during the “performance year,” including a year-end performance review. The conclusions that result from the year-end review are used as one of the factors considered in determining an executive’s base salary for the following year. A total annual incentive of 0% of target was earned for 2016, and no optional or discretionary increase was made.

•

Peer Analysis. In making compensation decisions, the Compensation Committee reviews targeted total compensation for our named executive officers against the total compensation paid by a peer group of publicly traded technology companies. This peer group, which is reviewed and updated by the Compensation Committee annually, consists of companies against whom VASCO competes for customers, talent and stockholder investment. The companies that were included in this peer group for purposes of determining 2016 compensation were determined by the Compensation Committee. The Compensation Committee has also consulted with Meridian Compensation Partners, LLC (“Meridian”) regarding the peer group, with consideration given to matters such as the relative size and stage of our development compared to others with whom we compete and the availability of compensation information for potential peer companies.

The peer group may change from year to year because compensation information at a potential peer company becomes available or unavailable (for example, information previously not available would become available once a company begins public filings, or information previously available could become unavailable if a company has been acquired and is no longer required to report such information publicly), because of a change in size of a potential peer company such that the Compensation Committee no longer considers it appropriate to consider the other company as a peer, or for other reasons determined appropriate by the Compensation Committee in its subjective judgment as it reviews potential peer companies. The Compensation Committee gathered information regarding the salary levels, bonus amounts, targeted bonus amounts and long-term equity award levels and types for executives at the peer group companies in positions comparable to those of the Company’s named executive officers. The data gathered was derived from information made publicly available in 2015 regarding compensation paid by the peer group companies in 2014 (2015 compensation data was utilized to the extent available at the time the Committee’s information was gathered in late 2015).

There were 12 companies in the peer group reviewed by the Compensation Committee as part of establishing 2016 compensation levels for the named executive officers:

American Software, Inc.	Commvault Systems, Inc.	Ebix, Inc.	FireEye, Inc.
Fortinet, Inc.	Guidance Software, Inc.	Imperva, Inc.	Interactive Intelligence Group, Inc.
Monotype Imaging Holding, Inc.	Pros Holdings, Inc.	QAD Inc.	Seachange International Inc.

Although the Compensation Committee reviews the compensation practices of the companies in the peer group, the Compensation Committee does not adhere to strict formulas or survey data to determine the mix or absolute value of compensation components. Instead, the Compensation Committee considers various factors in exercising its discretion to determine compensation, including the experience, responsibilities and performance of each named executive officer as well as the Company’s overall financial and competitive performance. The Compensation Committee believes that this flexibility is particularly important in designing compensation arrangements to attract and retain executives in a highly competitive and rapidly changing market.

Compensation Committee Processes and Practices

In addition, the Compensation Committee uses the following, which it believes support good corporate governance:

•

Meetings. The Compensation Committee meets several times each year (six times in 2016). Committee agendas are established by the Compensation Committee Chairman in consultation with the other Compensation Committee members and the Secretary.

Independent Committee Members. All the members of the Compensation Committee are outside directors and are independent.

Role of the Independent Consultant. The Compensation Committee retains an independent consulting firm from time to time as the Committee believes it is warranted. The Compensation Committee’s Charter requires the Committee to assess various independence factors to better understand the level of independence of the consulting firm. In 2015 it retained Meridian, an independent global human resources consulting firm, as its independent compensation consultant to assist the Compensation Committee in evaluating executive compensation programs and in setting compensation for our named executive officers for 2016. At that time, Meridian:

•	Provided information regarding potential peer companies for consideration by the Compensation Committee in establishing the peer company groups used in setting compensation levels for 2016; and

•	Provided information regarding compensation practices for senior management positions at the companies determined by the Compensation Committee to comprise the peer company group.

The use of the independent consultant provides additional assurance that VASCO’s executive compensation is reasonable and consistent with our objectives and the Compensation Committee’s guiding principles. The consultant reported directly to the Compensation Committee and did not provide any services to management.

•

Role of Management. The Compensation Committee makes all determinations regarding the compensation of the named executive officers. As discussed above in “Annual Performance Goals and Annual Assessments of Individual Performance,” each of the named executive officers proposes his own annual performance goals that are reviewed, discussed with the individual and ultimately, after any modifications that the Compensation Committee considers appropriate, approved by the Compensation Committee. Our Chief Executive Officer evaluates the performance of the other named executive officers as part of the interim progress reviews during the year and as part of the year-end performance review. The Compensation Committee considers the CEO’s evaluations and recommendations in setting compensation levels for the other named executive officers. The Compensation Committee may solicit input from our named executive officers regarding goal setting and their performance if it believes such input to be appropriate and helpful to its review and decisions. The Compensation Committee reviews the CEO’s performance as compared to his performance goals at the same time as the performance of the other named executive officers is being reviewed, but without any recommendations by the CEO concerning his own performance. If it considers it appropriate to do so, the Compensation Committee may confer with other members of management or a compensation consultant in connection with the year-end performance reviews and the setting of compensation levels (both total compensation and individual components thereof) for the succeeding year.

•

Evaluation of “Say on Pay” Advisory Votes. Our first advisory “say on pay” vote in 2011 resulted in over 94% of votes cast approving our compensation program for named executive officers, and our second advisory “say on pay” vote in 2014 resulted in almost 95% of votes cast approving our compensation program for named executive officers. In addition, consistent with the recommendation of management, stockholders voted for advisory “say on pay” voting every three years, and we have implemented that recommendation, which is evidenced by the occurrence of our “say on pay” votes in 2014 and 2017. In addition, the advisory “say on pay frequency” vote from 2011 is being revisited with Proposal 3 detailed above whereby our stockholders will cast their votes on whether to hold future “say on pay” votes annually, every two years, every three years, or abstain from voting. We evaluated the results of the 2014 “say on pay” vote as part of the annual overall assessment of our compensation program for our named executive officers. Noting the strong support from stockholders for our program, we determined that it continues to satisfy our objectives and to remain consistent with our compensation philosophy. Accordingly, the Compensation Committee did not make any material changes in the overall compensation program for the named executive officers following the 2014 vote.

•

Claw Backs. The Company’s equity incentive plan, standard equity grant agreements and cash incentive compensation plan provide that if the Company determines that the grantee’s Wrongful Act (as defined in each plan) was a significant contributing factor to the Company or a subsidiary having to restate all or a portion of its financial statements, the Compensation Committee may determine that such grantee will forfeit and must repay to the Company any Common Stock, cash or other property paid in respect of any awarded share during the period beginning on the date the financial statements requiring restatement were originally released to the public or submitted to the Securities and Exchange Commission (whichever is earlier) and ending on the date the restated financial statements are filed with the Securities and Exchange Commission.

•

Executive Stock Ownership. The Compensation Committee reviews from time to time, whether a stock ownership policy for VASCO’s executives is needed. In 2016, the Compensation Committee adopted an executive stock ownership policy requiring executive officers to hold equity at least equal to a multiple of their current base salaries of each of the CEO, COO, CFO of 300%, 200% and 150%, respectively, within three years of appointment. Shares that have been earned but are subject to additional time-based vesting are counted toward this requirement. At December 31, 2016, and as of the date of this proxy statement, all of our named executive officers comply with this policy.

•

No hedging or pledging. The Company’s Officer and Director stock trading policy prohibits executives officers from the following trading activities in VASCO securities: short selling; buying or selling put options, call options or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sale contracts for VASCO securities; purchasing VASCO securities on margin; borrowing against Company securities in a margin account; or pledging VASCO securities.

•

No Excise Tax Gross-ups. The Company does not provide any excise tax gross-up for any payment to an executive officer that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code.

•

Executive Management Succession Plan. During 2016, the Company formalized its approach to executive management succession planning and adopted a written policy. The Company followed this approach during 2016 as our President and Chief Operating Officer retired and was succeeded in an orderly fashion by Mr. Clements, our current President and Chief Operating Officer.

END OF EXECUTIVE SUMMARY

WHAT WE PAY AND WHY: ELEMENTS OF COMPENSATION

The principal components of compensation for the named executive officers consist of base salary, annual cash incentive compensation and long-term incentive compensation.

NEO Compensation for FY 2014
Compensation Element	Description	Cash	Equity

Salary	Fixed annual cash pay based on scope of responsibilities and individual performance

Annual Incentive	Variable annual cash bonus tied to achievement of designated annual targets

Long-Term Incentive – One year Performance Stock with three year additional time-based vesting, 25% per year	Variable performance-based stock program based on achievement of annual financial targets, if earned, vesting 25% when earned and 25% per year for three following years, which encourages and rewards continued service with the Company and long-term performance of our common stock

Long-Term Incentive – Three year Performance Stock with vesting at the end of the three year performance period	Variable performance-based stock program based on achievement of three-year financial targets, which encourages and rewards continued service with the Company and long-term performance of our common stock.

The target compensation package and relative mix of the principal components of compensation for each of the named executive officers is as follows:

BASE SALARY

Base salary is the fixed element of the named executive officers’ annual cash compensation. The value of base salary recognizes the executive’s long-term performance, scope of responsibilities, capabilities and the market value of those capabilities. Salary increases are effective January 1 of each year.

In establishing the base salaries for 2016, the Compensation Committee considered VASCO’s performance and each individual’s accomplishment of his annual personal goals that had been established for the preceding year, and its own subjective assessment of each individual’s performance. Based on the foregoing factors, the base salaries of our named executives remained unchanged for 2016 (Mr. Valcke’s salary was set in Euros and then converted to U.S. Dollars at a rate of 1 to 1.12):

Name and Principal Position	Base Salary
T. Kendall Hunt	$450,000
Chairman and Chief Executive Officer
Jan Valcke	$400,960
Former President and Chief Operating Officer
Scott Clements	$365,000
President and Chief Operating Officer
Mark Hoyt	$330,000
Chief Financial Officer

ANNUAL CASH INCENTIVE

For 2016, each of the named executive officers (other than Mr. Valcke who retired in 2016) were eligible to receive an annual cash bonus based on the Company’s achievement of an annual revenue target and an annual operating income (excluding amortization) target for the Company as a whole, that had been established by the

Compensation Committee. Mr. Valcke’s target bonus amount was set at $400,960 at the start of 2016. Mr. Clements’ annual cash bonus metrics were set at the beginning of 2016 when he was not a named executive officer. Half of his bonus was based on the same annual revenue and annual operating income metrics as the named executive officers, and half of his cash bonus was based on sales and operating income metrics derived from the eSignLive product line for which he had certain responsibilities when he was Chief Strategy Officer. The Compensation Committee, in its subjective judgment after reviewing estimated compensation for officers in comparable positions at peer group companies, established the 2016 annual cash bonus targets as follows:

Name and Principal Position	Bonus at the Target Level	Percentage of Base Salary	Bonus Actually Earned
T. Kendall Hunt	$450,000	100%	$0
Chairman and Chief Executive Officer
Scott Clements	$292,000	80%	$0
President and Chief Operating Officer
Mark Hoyt	$214,500	65%	$0
Chief Financial Officer

For 2016, the Compensation Committee, in its subjective judgment, determined that the annual cash bonus could be earned in whole or in part, based on the Company’s achievement of the following annual revenue target and annual operating income (excluding amortization) target.

•	Annual Revenue Component: 75% of the target award would be based on achievement of the annual revenue target; and

•	Annual Operating Income (excluding amortization) Component: The remaining 25% of the target award would be based on achievement of the annual operating income (excluding amortization) target.

Annual Revenue Component

The annual revenue target was related to VASCO’s operating budget for 2016 and was approved by the Compensation Committee in February 2016. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue likely would not be achieved. Seventy five percent of the possible total target annual cash bonus award was based on achievement of an overall revenue target of $253,000,000 that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the revenue target, with a maximum payout if 2016 revenue was $263,000,000 or more:

Performance Level (2016 Revenue)	Level of Payout as a Percent of Target
Less than $240.0 million	0%
240.0 million	50%
253.0 million	100%
263.0 million or higher	150%

Payment for performance between stated levels would be interpolated. In addition, the Compensation Committee retained discretion to adjust the revenue amount for the change in deferred revenue due to the sale of term software licenses during 2016.

In February 2017, the Compensation Committee determined that the Company’s annual revenue in 2016 was $192.3 million and accordingly, each named executive officer received no cash bonus award with respect to the annual revenue component.

Annual Operating Income (excluding amortization) Component

The annual operating income (excluding amortization) component was also derived from VASCO’s operating budget for 2016. The annual operating income (excluding amortization) target of $45,000,000 based on that budget, was approved by the Compensation Committee in its subjective judgment during February 2016. If the executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the targeted operating income (excluding amortization) likely would not be achieved.

The Compensation Committee, in its subjective judgment, established the following payout curve for performance at levels lower or higher than the annual operating income (excluding amortization) target, with a maximum payout if 2016 operating income (excluding amortization) was $48,000,000 or more.

Performance Level (2016 Operating Income, excluding amortization)	Level of Payout as a Percent of Target
Less than $42.0 million	0%
$42.0 million	50%
$45.0 million	100%
$48.0 million or higher	150%

Payment for performance between stated levels would be interpolated.

In February 2017, the Compensation Committee reviewed the actual operating income (excluding amortization) for the year ended December 31, 2016, which was $18.5 million. Accordingly, the Compensation Committee determined, for the annual operating income (excluding amortization) component, each named executive officer received no cash bonus award. In addition, the Compensation Committee reviewed the metrics for Mr. Clements for when he was not a named executive officer. Half of Mr. Clements’ bonus was based on the same annual revenue and annual operating income metrics as the named executive officers described above, and half of his cash bonus was based on sales and operating income metrics derived from the eSignLive product line for which he had certain responsibilities when he was Chief Strategy Officer. The Compensation Committee determined that Mr. Clements did not earn a cash bonus award for 2016.

LONG-TERM EQUITY COMPENSATION

Long-term incentive awards for 2016 were granted in January 2016 pursuant to our 2009 Equity Plan. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in VASCO’s success. These incentives promote a long-term perspective critical to continued success in our business. They also ensure that our leaders are focused on stockholder value. The Compensation Committee believes that, over a period of time, our stock performance will, to a great extent, be a direct result of our executives’ and key employees’ performance. The 2009 Equity Plan provides that awards of stock-based compensation, including restricted stock and performance shares, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Compensation Committee may determine in accordance with the plan.

In determining awards for 2016, the Compensation Committee reviewed long-term incentive compensation as part of total compensation based on comparisons with the peer companies and market conditions. The Compensation Committee, in its subjective judgment, determined the target economic value of the long-term compensation award for each named executive officer as a percentage of the named executive officer’s base salary, as follows:

•	Mr. Hunt—$1,462,500 or 325% of base salary.

•

Mr. Valcke—$1,303,120 or 325% of base salary. Mr. Valcke’s base salary was denominated and paid in Euros, and the economic value of his long-term incentive award was originally determined in Euros and has been converted to U.S. Dollars based on the exchange rate of $1.12 USD/Euro.

•	Mr. Clements—$730,000 or 200% of base salary (note prior to November 2016, Mr. Clements was not a named executive officer).

•	Mr. Hoyt—$330,000 or 100% of base salary.

Fifty percent of the target economic value was granted as performance-based equity dependent on annual 2016 revenue, and 50% of the target economic value was granted as performance-based equity dependent on revenue for the three-year period ended December 31, 2018.

The Performance Shares based on annual 2016 revenue are shares that would vest 25% when earned upon achievement of a one-year revenue target and 25% annually thereafter for three years. The three-year performance shares based on revenue from 2016 through 2018 are vested if, and when, earned.

The Compensation Committee believed performance-based long-term incentives based on one-year and three-year performance measures, and time vesting, enhances the link between the creation of stockholder value and long-term executive compensation, provides increased equity ownership by the named executive officers and enables competitive levels of total compensation with an emphasis on payment for results. The Compensation Committee believes that the 50/50 mix of a one-year performance based award that vests over four years, if earned, and a performance-based award for the year ended December 31, 2018 appropriately aligned the named executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the inclusion of additional three-year time vesting on the one-year Performance Shares in the mix of equity awards mitigates risk and properly adjusts for the time horizon of risk, as these awards require an individual to remain in employment with VASCO for four years before an award is fully vested.

On the grant date, the economic value of the long-term incentive awards was converted into the equivalent number of shares by dividing the target economic value by the closing price of VASCO’s common stock on the grant date.

The Compensation Committee, in its subjective judgment, established the annual target for the one-year performance shares, which it believed, were aligned with the strategic plan and the Company’s 2016 budget. This target was based upon a one-year revenue metric. If the named executive officers failed to successfully execute or manage the key actions assumed in the operating budget, the target revenue likely would not be achieved.

Following achievement of the applicable performance target at least at the threshold level, the performance shares in that category would be further subject to time-based vesting at the rate of an additional 25% per year for three years. The unvested portions of performance share awards granted in 2016 are subject to forfeiture upon the recipient’s cessation of service with VASCO. Upon a change in control of VASCO, (1) performance shares for which the performance period has not been completed will vest at the target (100%) level pro-rata based on the number of days elapsed in the performance period, and (2) restricted stock awards and performance shares for which the applicable performance target has been achieved but are subject to additional time vesting will vest in full if (a) they are not converted, assumed or replaced by the successor company, or (b) upon a termination of employment under certain circumstances within one year after the change in control.

One year Annual Revenue Target for Performance Shares

For 2016, the annual revenue target was derived from VASCO’s operating budget for 2016 and was approved by the Compensation Committee in February 2016. If the named executive officers failed to successfully execute or manage the key actions assumed for the budget, the target revenue likely would not be achieved. Fifty percent of the performance share award was based on achievement of a VASCO’s revenue target of $253 million that was determined by the Compensation Committee in its subjective judgment. The following performance payout curve also was established by the Compensation Committee, in its subjective judgment, for performance at levels lower or higher than the 2016 revenue target, with a maximum payout if 2016 was $263 million or more:

Performance Level (2016 Revenue)	Level of Payout as a Percent of Target
Less than $240.0 million	0%
$240.0 million	50%
$253.0 million	100%
$263.0 million or higher	150%

Payment for performance between stated levels would be interpolated. In addition, the Compensation Committee retained discretion to adjust the revenue amount for the change in deferred revenue due to the sale of term software licenses during 2016.

In February 2017, the Compensation Committee determined that the annual revenue for 2016 was $192.3 million. In addition, the Compensation Committee considered for Mr. Clements his metrics for when he was not a named executive officer; however, the Committee chose to treat Mr. Clements the same as the other named executive officers. Accordingly, each named executive officer failed to earn Performance Share awards based on 2016 annual performance.

ADDITIONAL COMPENSATION ELEMENTS

Retirement Plans

VASCO does not provide retirement plans or pension plans for the named executive officers.

Perquisites and Other Personal Benefits

Mr. Valcke was provided use of a Company automobile.

Expatriate Expenses

VASCO maintains its international headquarters in Zurich, Switzerland and derives the majority of its revenues outside of North America. As a result, the Company has a practice of locating certain senior management employees in Zurich, including expatriates. The Board of Directors asked Mr. Hunt to spend a substantial portion of his working time in Zurich starting in 2011. Pursuant to the Swiss Assignment (as described further below under “Employment Agreements”), Mr. Hunt was provided certain allowances for himself and his spouse, including a monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, certain relocation expenses, reimbursement for up to four home leave trips each twelve months, medical coverage, tax return preparation and advisory services, tax equalization for income taxes, and a Medicare tax gross-up, in connection with his relocation and current part-year assignment to VASCO’s international headquarters in Zurich, Switzerland.

Mr. Clements was also assigned to VASCO’s Zurich, Switzerland office during 2016 and he received an additional allowance as well. These amounts for Mr. Hunt and Mr. Clements are included in “All Other Compensation” in the “Summary Compensation Table” below and described in the “Employment Agreements” section below.

Change of Control and Severance Benefits

The Compensation Committee believes the severance and change in control benefits that our named executive officers receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team. The named executive officers’ possible severance and change in control benefits are described below under “Employment Agreements” and under “Potential Payments Upon Termination or Change-in-Control.”

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. An exception to this regulation is for performance-based compensation that meets certain requirements of the Internal Revenue Code. Awards made under the 2009 Equity Plan and the Executive Incentive Compensation Plan may qualify as performance-based compensation under Section 162(m). However, not all grants that may be made under these plans will meet, or all grants that have been made under these plans meet, all requirements for deductibility under Section 162(m) of the Internal Revenue Code. Unless the amounts involved become material, the Compensation Committee believes that it is more important to preserve its flexibility under the plans to construct appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Compensation Committee continues to believe that this is not currently a significant issue, and continues to monitor the issue.

END OF ELEMENTS OF COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Respectfully submitted,

John N. Fox, Jr., Chairman

Michael P. Cullinane

Jean K. Holley

Matthew Moog

Summary Compensation Table

The following table provides selected information concerning compensation during the three fiscal years ended December 31, 2016 for services in all capacities to VASCO, by (1) the principal executive officer, (2) the principal financial officer, and (3) VASCO’s other executive officer(s) who served in positions other than principal executive officer or principal financial officer at the end of 2016 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)		Stock Awards (2)	Non-Equity Incentive Plan Compensation(3)		All Other Annual Compensation(4)	Total
T. Kendall Hunt Chairman and Chief Executive Officer	2016	$450,000		$1,462,656	$0		$436,930	$2,349,586
	2015	450,000		1,462,850	617,655		547,112	$3,077,617
	2014	405,000		648,148	607,500		535,928	$2,196,576
Scott Clements President and Chief Operating Officer	2016	$365,000		$729,997	$0		$192,807	$1,287,804

Mark S. Hoyt Chief Financial Officer	2016	$330,000		$330,138	$0		$17,203	$677,341
	2015	80,173		600,126	53,000		2,397	$735,696
Jan Valcke Former President and Chief Operating Officer	2016	$395,232	(5)	$1,256,653	$0	(6)	$10,062	$1,661,947
	2015	398,812	(5)	1,396,652	535,603	(6)	11,603	$2,342,670
	2014	453,900	(5)	531,898	540,600	(6)	13,905	$1,540,303

(1)	Salary represents base salary earned in the fiscal year indicated.

(2)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Awards were granted under VASCO’s 2009 Equity Plan. Further information regarding the awards is presented below in the Grants of Plan-Based Awards Table and Outstanding Equity Awards at Fiscal Year-End Table.

(3)	Represents the annual cash bonus paid for performance relative to revenue and operating income targets as further described in the “Compensation Discussion and Analysis” above, except for Mr. Hoyt’s 2015 bonus provided for his first partial year of employment pursuant to his employment agreement.

(4)	The named executive officers’ “All Other Annual Compensation” for 2016 consisted of:

•

Mr. Hunt—Company matching 401(k) contributions of $3,938; imputed income from employee benefit insurance premiums made by the Company of $11,018; and allowances totaling $421,974 in connection with his assignment to oversee VASCO’s international headquarters in Zurich, Switzerland (consisting of $285,952 housing, transportation and cost-of-living allowances, travel expenses of $5,394, Swiss tax payments of $89,643, tax equalization of $31,069 and a Medicare tax gross up of $9,916 with respect to these allowances). For more information about Mr. Hunt’s Swiss Assignment, please see “Employment Agreements” below.

•	Mr. Valcke—$10,062 (or €9,114) car allowance, translated at the 2016 average end of month exchange rate of $1.104/€.

•	Mr. Hoyt—Company matching 401(k) contributions of $6,349 and imputed income from employee benefit insurance premiums made by the Company of $10,854.

•

Mr. Clements—Company matching 401(k) contributions of $9,275, imputed income from employee benefit insurance premiums made by the Company of $11,619, and allowances totaling $171,913 in connection with his assignment to VASCO’s office in Zurich, Switzerland (consisting of $169,092 housing, transportation and cost-of-living allowances, and travel expenses of $2,821). For more information about Mr. Clements’ Swiss assignment, please see “Employment Agreements” below.

(5)	Mr. Valcke’s salary is paid and denominated in Euros. His salary was €358,000 in 2016 and 2015, and €340,000 in 2014. The amounts in the Salary column reflect the Euros paid to Mr. Valcke converted into U.S. Dollars at the average exchange rate (computed on the last day of each calendar month) for 2016 (1.104 USD/Euro), 2015 (1.114 USD/Euro), 2014 (1.335 USD/Euro), respectively.

(6)	Mr. Valcke’s annual cash bonus is paid and denominated in Euros. His annual cash bonus was zero for 2016, €491,379 for 2015, and €510,000 for 2014. The amounts in the Non-Equity Incentive Compensation Plan Compensation column reflect Euros paid to Mr. Valcke converted into U.S. Dollars at the exchange rate of $1.05/€ for 2016, $1.09/€ for 2015, and $1.06/€ for 2014.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Stock or	Grant Date Fair Value of
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	Units (#)	Stock Awards(4)
T. Kendall Hunt
Chairman and Chief	1/4/16	$225,000	(1)	$450,000	(1)	$675,000	(1)
Executive Officer	1/4/16							43,950	87,900	131,850		$1,462,656
Jan Valcke
Former President and Chief	1/4/16	$200,480	(1)(2)	$400,960	(1)(2)	$601,440	(1)(2)
Operating Officer	1/4/16							37,760	75,520	113,280		$1,256,653
Mark S. Hoyt
Chief Financial Officer	1/4/16	$107,250	(1)	$214,500	(1)	$321,750	(1)
	1/4/16							9,920	19,840	29,760		$330,138
Scott Clements
President and Chief	1/4/16	$146,000	(1)	$292,000	(1)	$438,000	(1)
Operating Officer	1/4/16							21,935	43,870	65,805		$729,997

(1)	Represents the threshold, target and maximum award amounts that could have been paid out as a cash bonus award under VASCO’s annual cash incentive award program for performance in 2016 upon achievement of certain revenue and operating income target levels for the year. The target award amounts are based on percentages of each named executive officer’s actual base salary for 2016. Additional information regarding the annual cash incentive compensation is provided above in “Compensation Discussion and Analysis.”

(2)	Mr. Valcke’s annual cash bonus threshold, target and maximum award amounts are denominated in Euros. His amounts in the threshold, target and maximum columns reflect the U.S. Dollar values of such amounts, converted at the average exchange rate for 2016 ($1.12/€).

(3)	Performance shares are granted under the 2009 Equity Plan. Represents the threshold, target and maximum award amounts that could be paid under VASCO’s 2016 long term incentive award program for performance upon achievement of certain one-year revenue target levels for the year ending December 31, 2016 and certain revenue targets for the three-year period ending December 31, 2018. The amounts in the “Target” column reflect the number of shares that would be received if the Company achieved 100% of the performance goal. For further explanation, please see the “Long Term Equity Compensation” section above.

With respect to the one-year performance goal, the named executive officers would receive 0% of the shares if the $240 million revenue goal was not achieved; and up to a maximum share award of 150% of the target shares if $263 million or more was achieved. The shares received for performance at a level between specifically stated performance percentages are interpolated. The number of performance shares actually earned is 25% vested upon achievement of the applicable performance goal and are then further subject to time-based vesting at the rate of an additional 25% per year for three years if the individual remains in the continuous employment of VASCO, subject to acceleration of vesting under certain circumstances.

With respect to the three-year performance goal, the named executive officers would receive 0% of the shares if the three year revenue performance threshold was not achieved; and up to 150% of the shares if the maximum revenue threshold is achieved. The shares received for performance at a level between specifically stated performance percentages will be interpolated. The shares will vest immediately upon VASCO’s achievement of the revenue target for the three-year period ending December 31, 2018.

The unvested portion of the performance shares is subject to forfeiture upon the grantee’s cessation of service. Upon a change in control of VASCO prior to the end of the performance period, the performance shares will vest at the target level, pro-rata based on the number of days elapsed in the performance period. Upon a change in control after the end of the performance period, performance shares for which the applicable performance target has been achieved but are subject to additional time vesting will vest in full if (a) they are not converted, assumed or replaced by the successor company, or (b) upon a termination of employment under certain circumstances within one year after the change in control.

(4)	The grant date fair value is computed in accordance with FASB ASC Topic 718 and reflects the value of the restricted stock on the date the award was granted.

Employment Agreements

Each of our named executive officers is party to an employment agreement with VASCO. Each agreement provides for base salary, incentive compensation and severance compensation.

T. Kendall Hunt

In December 2010, Mr. Hunt’s Employment Agreement with the Company was amended and restated in its entirety effective as of January 1, 2011 (the “Amended and Restated Employment Agreement”). The Amended and Restated Employment Agreement has been amended four times, most recently effective September 24, 2016. It has a term until January 1, 2018 and, among other things, provides for:

•	Mr. Hunt to serve as VASCO’s Chairman and Chief Executive Officer with his office at VASCO’s Oakbrook Terrace, Illinois Headquarters;

•

A minimum annual base salary of $270,000 which may not be decreased without Mr. Hunt’s consent, except for a reduction that is commensurate with and part of a general salary reduction program applicable to all senior executives of VASCO, and an additional salary of 180,000 Swiss Francs related to his role at our Swiss office as more fully described below under the “Swiss Assignment”;

•	Mr. Hunt to participate in the VASCO Executive Incentive Plan, the VASCO 2009 Equity Incentive Plan and other employee benefit plans on the same basis as other senior executive officers;

•	At least four weeks of vacation per year, in accordance with VASCO’s vacation policy;

•

Payment of his base salary for 24 months, in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by the Company without cause (as defined in the Amended and Restated Employment Agreement) or if he resigns for good reason (as defined in the Amended and Restated Employment Agreement) and there has not been a change of control (as defined in the 2009 Equity Incentive Plan). If such a termination of employment occurs within 18 months after a change of control, he will also receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a change in control and the payments will be made in a lump sum within 10 days after his termination of employment, rather than over 24 months. The severance payments described in this paragraph are conditioned upon Mr. Hunt’s execution and delivery of a separation agreement and release to the Company that complies with certain provisions of the Amended and Restated Employment Agreement;

•

Payment of his base salary through his termination date in addition to any amounts that may be payable to him under the Executive Incentive Plan, the 2009 Equity Incentive Plan, and any other employee benefit plan maintained by the Company, if Mr. Hunt’s employment with VASCO is terminated by VASCO for cause or on account of his disability, or if he were to resign without good reason or die;

•	No excise tax gross-up for any payment that would be an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code;

•	Noncompetition, non-solicitation and non-interference with VASCO business relationships by Mr. Hunt during the 24-month period after his termination of employment for any reason; and

•	All payments to be made in compliance with Internal Revenue Code Section 409A.

On April 24, 2014, the Company and Mr. Hunt entered into the First Amendment to the Amended and Restated Employment Agreement (the “First Amendment”), which extends the term of the Amended and Restated Employment Agreement effective January 1, 2011 to January 1, 2015.

On November 24, 2014, the Company and Mr. Hunt entered into the Second Amendment to the Amended and Restated Employment Agreement, which extends the term of the Amended and Restated Employment Agreement to January 1, 2016.

On November 20, 2015, the Company and Mr. Hunt entered into the Third Amendment to the Amended and Restated Employment Agreement, which extends the term of the Amended and Restated Employment Agreement to January 1, 2017.

On September 24, 2016, the Company and Mr. Hunt entered into the Fourth Amendment to the Amended and Restated Employment Agreement, which extends the term of the Amended and Restated Employment Agreement to January 1, 2018 and splits his base salary between our U.S. legal entity (60%) and our Swiss legal entity (40%).

On February 15, 2011, the Company and Mr. Hunt entered into a letter agreement (the “Assignment Letter”) that outlines the terms and conditions of Mr. Hunt’s part year assignment (the “Swiss Assignment”) to the international headquarters office of VASCO Data Security International, GmbH in Zurich, Switzerland effective October 1, 2011. Mr. Hunt continues to serve as Chairman and Chief Executive Officer of VASCO while he is located in Switzerland. The Swiss Assignment expires concurrently with the end of the employment period under the Amended and Restated Employment Agreement. The Assignment Letter provides for certain additional payments, benefits and reimbursements to be provided to Mr. Hunt and his spouse in connection with his relocation to Switzerland and repatriation at the end of the Swiss Assignment including, among other things:

•	Reimbursement for actual and reasonable expenses incurred in connection with the relocation to Switzerland and repatriation to the U.S. at the end of the Swiss Assignment;

•	An allowance to cover furniture and home location costs at the beginning of the Swiss Assignment;

•	Reimbursement for up to four home leave trips each 12 months during the Swiss Assignment;

•	A monthly cost-of-living allowance for costs of housing, utilities, transportation and goods and services, which is to be reviewed annually;

•	Medical coverage in Switzerland; and

•	Tax return preparation and advisory services, and tax equalization.

Jan Valcke

Mr. Valcke’s employment agreement was entered into effective June 29, 2005 and amended effective December 31, 2008. Under the terms of his employment agreement, as amended, in the event Mr. Valcke is terminated without cause or quits for good reason, he will continue to receive his base salary over a 24-month period. In connection with Mr. Valcke’s retirement in 2016, Mr. Valcke agreed to abide by several non-compete restrictions, confidentiality and cooperation provisions following the termination of his employment. The Company agreed to base salary continuation for 24 months for Mr. Valcke at the rate of 358,000 € per annum, subject to his continuing compliance with his agreed post-termination provisions.

Mark Hoyt

Mr. Hoyt’s employment agreement was entered into effective October 5, 2015. Under the terms of his employment agreement, in the event Mr. Hoyt is terminated without cause or quits for good reason, he will continue to receive his base salary over a 12-month period. If such a termination occurs within eighteen months following a change in control of VASCO, then he will receive a lump sum payment equal to his base salary and any applicable incentive compensation at the rate then in effect. If Mr. Hoyt is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Hoyt has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either six or twelve months, depending on the nature of the termination.

Scott Clements

Mr. Clements’s employment agreement was entered into effective December 1, 2015 and was amended effective November 15, 2016. Under the terms of his employment agreement, in the event Mr. Clements is terminated without cause or quits for good reason, he will continue to receive his base salary over a six month period and 50% of his target cash bonus amount. If such a termination occurs within eighteen months following a change in control of VASCO, then he will receive the amounts described in the preceding sentence in a lump sum payment. If Mr. Clements is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Clements has agreed to abide by several non-compete and non-solicit restrictions following the termination of his employment for a period of twelve months.

2016 Awards

The terms of the award of annual cash incentive bonuses, restricted stock and performance shares are described above under “Compensation Discussion and Analysis” and in the footnotes to the “Grants of Plan-Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2016. There were no stock option awards outstanding. With respect to Mr. Valcke, all unvested equity awards were forfeited upon his retirement in November 2016.

	Stock Awards
Name	Earned Shares That Have Not Vested (#)	Market Value of Earned Shares That Have Not Vested ($)	Unearned Shares That Have Not Vested (#)	Market Value of Unearned Shares That Have Not Vested ($)
T. Kendall Hunt
Award Dated:
1/7/2013(1)	8,495	115,957	—	—
1/6/2014(2)	31,403	428,651	—	—
1/5/2015(3)	26,894	367,103	—	—
1/5/2015(4)	—	—	26,960	368,004
1/4/2016(5)	—	—	43,950	599,918
Scott Clements
Award Dated:
12/1/2015(6)	23,438	319,929	—	—
1/4/2016(5)	—	—	21,935	299,413
Mark S. Hoyt
Award Dated:
10/5/2015(7)	25,867	353,085	—	—
1/4/2016(5)	—	—	9,920	135,408

(1)	With respect to Mr. Hunt’s unvested restricted shares granted on January 7, 2013, the remaining 8,495 shares vested on January 7, 2017.

(2)	With respect to Mr. Hunt’s unvested performance shares earned for the year ending December 31, 2014, 15,701 shares vested on January 6, 2017, and 15,702 shares will vest on January 6, 2018.

(3)	With respect to Mr. Hunt’s unvested performance shares earned for the year ending December 31, 2015, 8,965 shares vested on January 5, 2017, 8,964 shares will vest on January 5, 2018 and 8,965 shares will vest on January 6, 2019.

(4)	Performance shares that would be earned and vest upon achievement of revenue target for the three-year period ending December 31, 2017.

(5)	Performance shares that would be earned and vest upon achievement of revenue target for the three-year period ending December 31, 2018.

(6)	With respect to Mr. Clements’ unvested restricted shares awarded on December 1, 2015, 3,906 shares will vest on each of June 1, 2017, December 1, 2017, June 1, 2018, and December 1, 2018. 3,907 shares will vest on June 1, 2019, and December 1, 2019.

(7)	With respect to Mr. Hoyt’s unvested restricted shares granted on October 5, 2015, 4,312 shares vested on April 5, 2017 and 4,311 shares will vest on each of October 5, 2017, April 5, 2018, October 5, 2018, April 5, 2019, and October 5, 2019.

Stock Vested

The following table sets forth stock awards vested in the year ended December 31, 2016 held by the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
T. Kendall Hunt	43,831	689,390
Chairman and Chief Executive Officer
Jan Valcke	35,629	557,587
Former President and Chief Operating Officer
Mark Hoyt	8,623	148,401
Chief Financial Officer
Scott Clements	7,812	119,524
President and Chief Operating Officer

Potential Payments Upon Termination or Change-in-Control

The following paragraphs and tables describe the potential payments and benefits to which the named executive officers would be entitled from the Company pursuant to their employment agreements in effect on December 31, 2016 and the Company’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2016, or upon a change in control of the Company, if such change in control had occurred as of December 31, 2016.

For purposes of the following table, and its footnotes, all terms used with respect to events of termination or change in control shall have the following meanings unless otherwise indicated:

•

“Cause” under Mr. Hunt’s, Mr. Clements’ and Mr. Hoyt’s employment agreements in effect on December 31, 2016 means: (i) he materially breaches his obligations under the employment agreement, VASCO’s Code of Conduct and Ethics or an established policy of the Company; (ii) he engages in conduct prohibited by law (other than minor violations), commits an act of dishonesty, fraud, or serious or willful misconduct in connection with his job duties, or engages in unethical or immoral conduct that, in the reasonable judgment of the Compensation Committee, could injure the integrity, character or reputation of the Company; (iii) he fails or refuses to perform or habitually neglects, his duties and responsibilities under the agreement (other than on account of disability) and continues such failure, refusal or neglect after having been given written notice by the Company that specifies what duties he failed to perform and an opportunity to cure of 30 days; (iv) he uses or discloses confidential information or trade secrets other than in the furtherance of the Company’s business interests, or other violation of a fiduciary duty to the Company; or (v) he fails to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies his failure to cooperate and an opportunity to cure of 10 days.

•

“Cause” under Mr. Valcke’s employment agreement in effect on December 31, 2015, until his retirement on November 15, 2016, means: (i) any act by the named executive officer that constitutes fraud, dishonesty, bad faith or a felony toward the Company; (ii) the conviction of the named executive officer of a felony or crime involving moral turpitude; (iii) the named executive officer entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than on behalf of the company, or with the prior written consent of the Board of the Company); or (iv) the named executive officer’s willful and continued neglect of his material duties after 30 days written notice to the named executive officer by the Board. Mr. Valcke’s employment agreement also defines “Cause” to include a violation of the Company’s Code of Conduct and Ethics.

•	“Good Reason” under Mr. Hunt’s employment agreement in effect on December 31, 2016 means:

(i)	a failure to provide the compensation and benefits required by this Agreement, including a reduction in his base salary below the base salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company;

(ii)	a failure to appoint or elect him as Chief Executive Officer of the Company, Chairman of the Board or a member of the Board during the employment period;

(iii)	any material diminution of his authority, duties or responsibilities; or

(iv)	the Company requiring him to be based at any office or location other than the office occupied by him in Oakbrook Terrace, Illinois or a reasonably comparable office located within a 40-mile radius of such current office (the Swiss Assignment Letter provides for his part-year relocation to Zurich, Switzerland).

•	“Good Reason” under Mr. Valcke’s employment agreement in effect on December 31, 2015, until his retirement on November 15, 2016, means:

(i)	the assignment to the named executive officer of any duties inconsistent in any respect with the named executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer;

(ii)	any failure by the Company to comply with any provision of any employment agreement entered into between the named executive officer and the Company (or any direct or indirect subsidiary thereof) other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the named executive officer; or

(iii)	any failure by the Company to continue at least its customary base compensation payments to the named executive officer.

•	“Good Reason” under Mr. Hoyt’s and Mr. Clements’ employment agreements in effect on December 31, 2016 means:

(i)	failure to provide the compensation and benefits required by the Agreements;

(ii)	a reduction in Executive’s Base Salary below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company or agreed to in writing by Executive;

(iii)	failure to appoint or elect Executive as an officer according to their title;

(iv)	any material diminution of Executive’s authority, duties or responsibilities; or

(v)	the Company requiring Executive to be based at any office or location other than the office occupied by Executive in Oakbrook Terrace, Illinois as of the Effective Date or a reasonably comparable office located within a 40-mile radius of such current office (with such provision applying to Mr. Clements upon his relocation to such office from Zurich, Switzerland).

•	“Change in Control” under Mr. Valcke’s employment agreement in effect on December 31, 2015 until his retirement on November 15, 2016, means:

(i)

The acquisition by any person of securities after which such person is the beneficial owner of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

provided, however, that for purposes of this subsection (i), the following acquisitions shall not trigger a Change in Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) noted below, and (F) an acquisition by a person who was a beneficial owner of more than 20% of the Outstanding Common Stock at April 1, 1999 such acquisition, together with all other acquisitions of such person, does not constitute more than 5% of the then Outstanding Common Stock or does not result in such person’s beneficial ownership exceeding his or her percentage of the Outstanding Common Stock beneficially owned at April 1, 1999;

(ii)	Individuals who, as of April 1, 1999, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iii)	Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(iv)	Approval by our stockholders of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A), (B) and (C) of subsection (iii) noted above, assuming for this purpose that such liquidation or dissolution was a Business Combination.

•

“Change in Control” under Mr. Hunt’s, Mr. Clements’ and Mr. Hoyt’s employment agreements in effect on December 31, 2016 and the 2009 Equity Plan and the Executive Incentive Plan means the occurrence of any of the following events:

(i)	An acquisition by any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 40% of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise, exchange or conversion of any Convertible Securities unless such securities were themselves acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by T. Kendall Hunt or any of his affiliates, or (D) any acquisition by any Person pursuant to which (y) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (z) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(ii)	within any period of 12 consecutive months, a change in the composition of the Board such that the individuals who, immediately prior to such period, constituted the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) ceases for any reason to constitute at least a majority of the Board; provided, however, for purposes hereof, that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

the consummation of (1) a reorganization or consolidation of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries taken as a whole to a Person or Persons who are not “related persons” as defined in Treasury Regulation § 1.409A-3(i)(5)(vii)(B); except in each a case a transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entirety resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, and (B) individuals who were members of the Board immediately prior to the approval by the stockholders of the Company of such transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such transaction; or

(iv)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (other than to an entity pursuant to a transaction which would comply with (A) and (B) of proviso (iii) above), assuming for this purpose that such transaction would otherwise be a Change of Control pursuant to (iii) above.

For purposes of the definition of “Change of Control” above, a series of transactions undertaken with a common purpose shall be treated as a single transaction that begins on the consummation of the first transaction in the series and ends at the consummation of the last transaction in the series.

The amounts in the table below as of December 31, 2016 do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to full-time salaried employees generally upon termination of employment. Such payments and benefits include accrued salary and vacation pay and distributions of plan balances under the Company’s 401(k) plan.

	Termination by company without Cause or by named executive officer for Good Reason, without a Change in Control	Termination by company without Cause or by named executive officer for Good Reason, following a Change in Control	Change in control
T. Kendall Hunt, Chairman and Chief Executive Officer
Base salary(1)	$900,000	$900,000	$—
Annual cash bonus(3)	—	900,000	—
Restricted stock(5)	—	911,711	911,711
Performance shares(6)	—	443,205	443,205
Total	$900,000	$3,154,915	$1,354,915
Jan Valcke, Former President and Chief Operating Officer (2)
Total	$—	$—	$—
Mark S. Hoyt, Chief Financial Officer
Base salary(1)	$330,000	$330,000	$—
Annual cash bonus(3)		214,500	—
Restricted stock(7)		353,085	353,085
Performance shares (8)		44,889	44,889
Total	$330,000	$942,473	$397,973
Scott Clements, President and Chief Operating Officer
Base salary(1)	$182,500	$182,500	$—
Annual cash bonus(4)	146,000	146,000	—
Restricted stock(9)		319,929	319,929
Performance shares(10)		99,257	99,257
Total	$328,500	$747,686	$419,186

(1)	Upon a termination of Mr. Hunt’s employment without Cause or a termination for Good Reason by Mr. Hunt, he will receive an amount equal to two years of his then current base salary payable in monthly installments over two years. When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hunt within 18 months following a Change in Control, Mr. Hunt instead will receive a lump sum payment equal to two times his annual base salary. In the case of Mr. Hoyt and Mr. Clements, pursuant to their employment agreements, the named executive officer will continue to receive regular payments of his base salary at the rate in effect at the time of termination, for his severance period. The severance period for Mr. Hoyt is 12 months and for Mr. Clements, six months. In the case of Mr. Clements and Mr. Hoyt, when termination results from a termination without Cause or a termination for Good Reason by the named executive officer within eighteen months, the named executive officer instead will receive a lump sum payment of the severance amount. Each named executive officer is subject to certain non-competition and non-solicitation restrictions for a fixed period following his termination.

(2)	Upon Mr. Valcke’s retirement on November 15, 2016, the Company agreed to base salary continuation for a period of 24 months in return for customary cooperation and release obligations. At December 31, 2016, Mr. Valcke was not an employee of the Company.

(3)	Upon a termination of Mr. Hunt’s employment without Cause or a termination for Good Reason by Mr. Hunt, he will receive an amount equal to the amount (if any) then payable to him under the Executive Incentive Plan in accordance with the terms and conditions of the plan and any applicable award. When a termination results from a termination without Cause or a termination for Good Reason by Mr. Hunt within 18 months following a Change of Control, Mr. Hunt will receive an additional amount equal to two times the amount payable to him under the Executive Incentive Plan in connection with a Change in Control. In the case of Mr. Hoyt, pursuant to his employment agreement, the named executive officer will receive a lump sum payment equal to the present value of his regular incentive compensation payments for his severance period. The lump sum payment will not be made until more than six months have elapsed after the termination date. For purposes of this table, the incentive compensation payment is based on the annual cash bonus that the named executive officer would have received for performance at the target level for 2016.

(4)	Upon a termination of Mr. Clements’ employment without Cause or a termination for Good Reason by Mr. Clements, he will receive an amount equal to 50% of his annual cash bonus target amount.

(5)	Represents the value of 66,792 shares of restricted stock held by Mr. Hunt on December 31, 2016, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2016 ($13.65 per share).

(6)	Represents the value of 70,910 shares of performance stock held by Mr. Hunt on December 31, 2016, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2016 ($13.65 per share).

(7)	Represents the value of 25,867 shares of restricted stock held by Mr. Hoyt on December 31, 2016, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2016 ($13.65 per share).

(8)	Represents the value of 9,920 shares of performance stock held by Mr. Hoyt on December 31, 2016, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2016 ($13.65 per share).

(9)	Represents the value of 23,438 shares of restricted stock held by Mr. Clements on December 31, 2016, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2016 ($13.65 per share).

(10)	Represents the value of 21,935 shares of performance stock held by Mr. Clements on December 31, 2016, based on the closing price of our common stock listed on The NASDAQ Capital Market on December 31, 2016 ($13.65 per share).

Compensation of Directors

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation for 2016, our Compensation Committee sought to provide our directors with a total economic value that adequately compensates them for the time and efforts expended in serving on the Board and committees of the Board, and that aligns director compensation with the interests of the Company’s stockholders. The Board approved the following compensation for non-employee directors for 2016:

Director annual retainer:	$60,000
Audit Committee chairman fee:	$12,500
Audit Committee membership fee:	$4,000
Compensation Committee chairman fee:	$10,000
Compensation Committee membership fee:	$3,000
Corporation Governance and Nominating Committee chairman fee:	$7,500
Corporation Governance and Nominating Committee membership fee:	$3,000
Non-cash equity component:	$110,000

We do not pay separate director fees for meeting attendance. For 2016, the chairman fees, committee membership fees and annual retainers were paid on a quarterly basis in cash.

The non-cash equity component was granted on January 4, 2016 to each of the non-employee directors in the form of 6,010 shares of deferred common stock. The awards vested and became non-forfeitable on January 4, 2017, on the first anniversary date of the grant. Vesting is accelerated upon death, disability or change in control. Payment of each director’s equity award(s) are deferred until the earlier of the director’s cessation of service or a change in control.

Director Stock Ownership Policy

Approximately 60% of the directors’ fees are payable in deferred common stock. All of the directors, except for Mr. Moog who joined the Board in December 2012, have over 97,000 shares of vested deferred common stock. The Board has adopted a stock ownership policy to reflect such practice. The policy provides that a Director’s annual retainer shall be paid in part in deferred stock equal in value to at least 50% of such Director’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership) until the Director holds stock valued at no less than three times the Board’s aggregate annual retainer (excluding amounts payable for Committee Chair or membership).

Director Stock Trading Policy

The Company’s Officer and Director stock trading policy prohibits officers from the following trading activities in VASCO securities: short selling; buying or selling put options, call options, or other derivative securities relating to the Company; engaging in hedging transactions, such as “costless collars” and forward sales contracts for VASCO securities; purchasing VASCO securities on margin; borrowing against Company securities in a margin account; or pledging VASCO securities.

Director Compensation Table

The table below sets forth the fees earned by each non-employee director in 2016.

Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)(4)	Total
Michael Cullinane	$78,500	$100,001	$178,501
John Fox	$77,000	$100,001	$177,001
Jean Holley	$74,500	$100,001	$174,501
Matthew Moog	$70,000	$100,001	$170,001

(1)	The aggregate number of unvested stock awards outstanding on December 31, 2016 for each of the Company’s non-employee directors was 6,010 deferred shares. The deferred shares are discussed further in “Compensation of Directors,” above, and in footnotes 3 and 4, below.

(2)	Includes annual retainer and fees for committee memberships and chairs.

(3)	The amounts reflected represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

(4)	On January 5, 2016, each of the Company’s non-employee directors, Messrs. Cullinane, Fox and Moog and Ms. Holley, each were awarded 6,010 shares of deferred common stock, as described above under “Compensation of Directors.” The grant date value of each director’s award calculated in accordance with FASB ASC Topic 718 was $100,001. All awards were granted under VASCO’s 2009 Equity Plan.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Moog. None of these individuals was at any time during fiscal year 2016 or was formerly an officer or employee of VASCO. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2018 annual meeting of stockholders, stockholder proposals must be received by the Company at our principal executive offices not less than 120 days prior to May 1, 2018 and must otherwise comply with the requirements of Rule 14a-8 and of the Company’s By-laws. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the meeting; the written notice must include the information required by Article I, Section 10 of the Company’s By-laws. A copy of the Company’s By-laws is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage.

PROXY SOLICITATION

The Company will solicit proxies by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of common stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

TRANSACTIONS WITH RELATED PERSONS

We have not established a formal policy for the review of related person transactions because such transactions are generally prohibited under paragraph 5 of our Code of Ethics and Conduct, which is applicable to all of our directors and employees. A copy of the Code of Ethics and Conduct is available on our website, www.vasco.com/investors in the corporate governance section of our investor relations webpage.

In addition to having all directors and employees certify their compliance with the Code of Ethics and Conduct on an annual basis, each director and executive officer of the Company responds annually to a list of questions in connection with the preparation of our Proxy Statement and our Annual Report on Form 10-K. These questions include inquiries with respect to related person transactions reportable pursuant Item 404(a) of Regulation S-K. Each director and executive officer is obligated to notify VASCO immediately of any subsequent changes to the information provided in his or her responses to the question.

Should a related person transaction be identified through any of the aforementioned means, the Board of Directors or a committee of independent directors, as appropriate, would review the transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Directors, executive officers and beneficial owners of more than 10% of the outstanding shares of common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms or written representations that no reports under Section 16(a) were required, we believe that, for the year ended December 31, 2016, all of the Company’s directors, executive officers and greater than

10% beneficial owners complied with Section 16(a) filing requirements applicable to them with the exception of the following; Mr. Clements’ first Form 3 after becoming a named executive officer in November 2016 was filed late in November 2016.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number: (630) 932-8844. If you are receiving multiple copies of our Annual Report and Proxy Statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Steven R. Worth

Secretary

April 25, 2017

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC.—COMMON 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345 ? x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark ?For All Except? and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000336885_1 R1.0.1.15 For Withhold For All All All Except The Board of Directors recommends you vote FOR proposals 1, 2, and 4 and 3 YEARS on proposal 3: 1. Election of Directors Nominees 01 T. Kendall Hunt 02 Michael P. Cullinane 03 John N. Fox, Jr. 04 Jean K. Holley 05 Matthew Moog Vasco Data Security International, Inc. 1901 S Meyers Road Suite 210 Oakbrook Terrace, IL 60181-5206 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain 2. Approval, by an advisory vote, of the 2016 executive compensation of the Company’s named executive officers. 3 years 2 years 1 year Abstain 3. Recommendation, by an advisory vote, on the frequency with which the Company should hold advisory votes on executive compensation. For Against Abstain 4. Ratification of the appointment of KPMG LLP as the Company’s registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000336885_2 R1.0.1.15 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com VASCO DATA SECURITY INTERNATIONAL, INC. Annual Meeting of Stockholders June 14, 2017 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoints T. Kendall Hunt and Mark S. Hoyt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VASCO DATA SECURITY INTERNATIONAL, INC., a Delaware corporation, that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 10:00 AM, CDT on June 14, 2017, at 1901 S. Meyers Road, Oakbrook Terrace, IL 60181, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of directors of the nominees named in Proposal 1, FOR the approval of Proposals 2 and 4, and 3 YEARS in Proposal 3, in accordance with the Board of Directors’ recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. At this time, management knows of no such other business. Continued and to be signed on reverse side